                                                                     EXHIBIT 8.1

             [SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP LETTERHEAD]

                                             April 30, 1998

Orion Capital Corporation
600 Fifth Avenue - 24th Floor
New York, New York 10020

Orion Capital Trust II
600 Fifth Avenue - 24th Floor
New York, New York 10020

          Re:  Orion Capital Corporation

Dear Sirs:

          We have acted as special tax counsel to Orion Capital Corporation, a Delaware corporation (the "Company"), and Orion Capital Trust II, a statutory business trust created under the Business Trust Act of the State of Delaware (the "Trust"), in connection with the registration by the Company and the Trust under the Securities Act of 1933, as amended, of (i) 7.701% Capital Securities (liquidation amount $1,000 per security) of the Trust, aggregating 125,000 Capital Securities (the "Capital Securities"), (ii) $125,000,000 in aggregate principal amount of 7.701% of Junior Subordinated Interest Deferrable Debentures ("Debentures") due April 15, 2028, issued under the Indenture, dated as of February 5, 1998, by and between the Company and The Bank of New York, as Trustee, and (iii) the Capital Securities Guarantee Agreement, dated as of February 5, 1998, by and between the Company, as guarantor, and The Bank of New York, as trustee, (the "Guarantee") under the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission (the "SEC") (Registration No. 333-50715) on April 22, 1998, and Amendment No. 1 thereto, filed with the SEC on April 30, 1998 (collectively with the Registration Statement filed on April 22, 1998, the "Registration Statement") and in connection with the offer by the Trust and the Company to exchange the Capital Securities (and Guarantee) and Debentures for currently outstanding substantially identical but unregistered securities, all as described in the Registration Statement.

[SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP LETTERHEAD]

Orion Capital Corporation, Orion Capital Trust II
April 30, 1998
Page 2

          In rendering the opinion set forth below, we have examined and are relying upon, without independent investigation, the representations contained in an Officer's Certificate, dated April 30, 1998, a copy of which is attached hereto.

          Based upon the foregoing, we are of the opinion that the discussion set forth in the Registration Statement under the heading "Certain Federal Income Tax Consequences" is, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, exchange and disposition of the Capital Securities under current law, subject to the qualifications set forth in the Registration Statement to the effect that it does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities.

          No other opinions are expressed as to any tax consequences under United States federal, state or local or other law relating to, or affecting the Company, the Trust, any shareholder of the Company or any holder of Trust Securities, as a result of the activities of the Company or the Trust.

                                             Very truly yours,

                                             [Shereff, Friedman, Hoffman &
                                             Goodman, LLP signature]
                                             ------------------------------
                                             Shereff, Friedman, Hoffman &
                                             Goodman, LLP

SFH&G:JHN:RB:dmw
Attachment